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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                         DATE OF REPORT: MARCH 24, 1998



                               INSILCO CORPORATION
             (Exact Name of Registrant as specified in its charter)




           Delaware                      0-22098              06-0635844
           --------                      -------              ----------
(State or other jurisdiction of  (Commission File No.)      (IRS Employer
incorporation or organization)                           IdentificationNumber)



                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468

               (Address, including zip code, and telephone number
                       including area code of Registrant's
                          principal executive offices)

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ITEM 5.  OTHER EVENTS.

On March 24, 1998, it was announced that Insilco and an affiliate of DLJ Merchant Banking Partners II (and affiliated funds) ("DLJMB") have signed a definitive merger agreement. Under the terms of the agreement, the stockholders of Insilco will receive total consideration of $44.50 per share, consisting of $42.98 in cash and 0.03419 shares of retained stock of the surviving corporation. In aggregate, stockholders will receive approximately $172.6 million in cash and retain 137,328 shares in the surviving entity. The retained shares will represent approximately 10% of the common stock outstanding post-recapitalization.

The transaction, which is estimated to have a value of approximately $437 million including existing indebtedness to be assumed and/or refinanced, is subject to terms and conditions customary in transactions of this type, including approval by Insilco's shareholders and expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and will be treated as a recapitalization for accounting purposes. Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, which acted as financial advisors to DLJMB, have committed to provide all debt financing required for the transaction.

DLJMB also announced that it entered into a voting agreement in support of the transaction with respect to 1,783,878 shares, approximately 44% of the voting stock of Insilco, with Water Street, an affiliate of Goldman Sachs, which is Insilco's largest shareholder.

Insilco's press release issued March 24, 1998 is attached as an exhibit and is incorporated herein by reference.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)   Exhibits.

           Exhibit No.                    Description

              99 (a)         Press release issued March 24, 1998.

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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                   INSILCO CORPORATION
                                         ---------------------------------------
                                         Registrant



Date:  March 25, 1998                 By:  /s/ Philip K. Woodlief
                                         ---------------------------------------
                                         Philip K. Woodlief
                                         Vice President and Corporate Controller

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                                  EXHIBIT INDEX



     Exhibit No.                 Description

     99 (a)           Press release issued March 24, 1998

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